March 17, 2008

Jayhawk Announces the Signing of a Purchase & Sale Agreement to Acquire Five Completed Coal Bed Gas Wells and 11,462 Acres in Crawford County Kansas

BROOMFIELD, Colo --(BUSINESS WIRE)-- JayHawk Energy. Inc. (OTCBB:JYHW) (“JayHawk”) announces the signing of a purchase and sale agreement with a private company “Missouri Gas Partners” for the sale of its assets in Crawford County Kansas, in exchange for $140,006 in cash and 286,550 shares of the Company’s common stock. The 100% working interest of assets include five (5) completed coal bed gas wells & PNG (Petroleum & Natural Gas Rights) in 11,462 acres of leases.

The land base in this acquisition is contiguous to the “Galaxy Energy Inc” acquisition, set to close March, 31, 2008, which brings a group gas pipeline tied into sales (see News release dated: February 28th, 2008).

“This acquisition significantly boosts the strength of JayHawk’s land position in the Cherokee basin adding over 500 drilling locations.”  President and CEO Lindsay Gorrill added, “This acquisition will be included in our first phase of drilling & development, with evaluations of targets soon to be completed. The potential for economical productive growth is exciting to JayHawk and its shareholders” concluded Gorrill.

For additional information, please contact:

Lindsay Gorrill, President & CEO
or Joseph Young, CFO
Telephone: (303) 327-1571
Facsimile: (303) 327-1574
Toll Free: (877) 321-HAWK

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Examples of such disclosures would be statements regarding “probable,” “possible,” or “recoverable” reserves among others.

Management hopes these transactions will bring additional value to the shareholders of JayHawk Energy. There is no guarantee that the projects that JayHawk has recently acquired will increase the value of its shares of common stock, or that JayHawk will acquire rights to explore and operate any other such projects, or that in the event that it acquires rights to explore and operate other such projects, that these actions will be successful or increase the value of JayHawk’s common stock.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration or production properties, our plans to drill or our drilling results to fail to materialize: competition for new acquisitions, availability of capital, unfavorable geologic conditions, the complexity of coal bed methane exploration and production, and prevailing prices for natural gas and general regional economic conditions. JayHawk assumes no obligation to update the information contained in this press release.